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                                                                   Exhibit 23.01


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-15191) pertaining to the Occupational Health + Rehabilitation Inc 1996 Stock Plan of our report dated October 22, 1996, with respect to the statement of net assets to be acquired of the Midatlantic Division of Argosy Health, L.P. as of December 31, 1995 and the related statement of revenues and direct expenses for the year then ended included in the Current Report on Form 8-K dated September 11, 1996, filed with the Securities and Exchange Commission.



                                               ERNST & YOUNG LLP




Philadelphia, Pennsylvania
November 25, 1996